August 21, 2013 4th Quarter 2013 Earnings Call

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4th Quarter 2013 Financial Highlights Sales of $181.1 million for the fourth quarter decreased 8% from the third quarter Net Income increased to $9.7 million compared to a net loss of $40.1 million in the third quarter Adjusted diluted earnings per share for the fourth quarter was $0.09 per share compared to $0.00 per share in the third quarter Adjusted EBITDA for the fourth quarter was $23.8 million compared to $14.0 million in the third quarter The company realized improved operating efficiencies largely due to the completion of the third quarter silicon metal related major maintenance 1

4th Quarter 2013 Reported Results 2 $ in Thousands, except per share 4Q'13 3Q'13 Change Sales $181,057 $195,845 ($14,788) Cost of goods sold 159,702 181,238 (21,536) Gross margin % of sales 11.8% 7.5% 4.3% Selling, general and administrative expenses 4,560 13,330 (8,770) SGA % of sales 2.5% 6.8% (4.3%) Business interruption insurance recovery - (4,594) 4,594 Goodwill impairment - 13,130 (13,130) Impairment of long-lived assets - 35,387 (35,387) Operating income (loss) 16,795 (42,646) 59,441 Net income (loss) attributable to GSM 9,744 (40,135) 49,879 Diluted EPS $0.13 ($0.53) $0.66 EBITDA $27,684 ($32,791) $60,475 EBITDA % of sales 15.3% (16.7%) 32.0%

4th Quarter 2013 Special Items 3

Adjusted Income Statement Summary 4 $ in Thousands 4Q'13 3Q'13 $ Change % Change Sales $181,057 $195,845 ($14,788) (7.6%) Cost of goods sold 158,302 179,316 (21,014) (11.7%) Gross margin % of sales 12.6% 8.4% 4.2% 50.0% Selling, general and administrative expenses 10,109 12,484 (2,375) (19.0%) SGA % of sales 5.6% 6.4% (0.8%) (12.5%) Adjusted operating income 12,646 4,314 8,332 NM Adjusted net income attributable to GSM 7,113 440 6,673 NM Adjusted diluted EPS 0.09 $0.00 $0.09 NM Adjusted EBITDA $23,757 $13,999 $9,758 69.7% EBITDA % of sales 13.1% 7.1% 6.0% 84.5%

Sequential Quarter Adjusted EBITDA Bridge 5 Sequential EBITDA Bridge, $m

Cash Flow Overview – Net Cash Bridge 6 Cash Flow Bridge, $m

August 21, 2013 4th Quarter 2013 Earnings Call